Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Plug Power Inc. Adopts Shareholder Rights Plan

LATHAM, NY - June 23, 2009 - Plug Power Inc. (NASDAQ:  PLUG), a leader in providing clean, reliable energy solutions, announced today that its Board of Directors has adopted a Shareholder Rights Plan. Andy Marsh, Plug Power's CEO, stated, "The Board believes that a Shareholder Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event of any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its shareholders."

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Plug Power's common stock to shareholders of record as of the close of business on June 23, 2009. Initially, these rights will not be exercisable and will trade with the shares of Plug Power's common stock.

Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the common stock of Plug Power or if a person commences a tender offer that could result in that person owning 15% or more of Plug Power's common stock. If a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Plug Power's common stock having a value of twice the exercise price of the right. If Plug Power is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right.

Under the Shareholder Rights Plan, any person who beneficially owns 15% or more of the outstanding shares of Plug Power's common stock as of June 23, 2009 is referred to as a "Grandfathered Person." The distribution date of the preferred stock purchase rights will not occur unless such Grandfathered Person acquires beneficial ownership of shares of Plug Power's common stock representing an additional 1/2% of the outstanding shares of Plug Power's common stock.

In general, a Grandfathered Person's share ownership will not cause the rights to be exercisable unless:

  Such Grandfathered Person acquires beneficial ownership of shares of Plug Power's common stock representing more than an additional 1/2% of the outstanding shares of common stock held by such Grandfathered Person as of June 23, 2009, or,
  If after June 23, 2009 such Grandfathered Person reduces its beneficial ownership of shares of Plug Power's common stock and such Grandfather Person subsequently acquires beneficial ownership of more than an additional 1/2% of the Plug Power's common stock (provided that a Grandfathered Person will cease to be a Grandfathered Person under the rights plan if that person no longer beneficially owns 15% or more of the outstanding shares of Plug Power's common stock).

About Plug Power Inc.

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive, continuous and backup power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plan. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("SEC") on March 16, 2009, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

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Media Contact: Katrina Fritz Intwala Plug Power Inc. Phone: (518) 782-7700 ext. 1360	Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448